Exhibit 10.5 - Employment Agreement with CFO Sharon Singer

EMPLOYMENT AGREEMENT

This agreement, made 04/04/2010 sets forth the terms Celestial Jets, Inc and Sharon Singer have agreed whereby Celestial Jets will employ Sharon Singer.

1. Position/ Job Responsibilities

Employee shall serve as Chief Financial Officer (CFO) or such other position or positions to which the company, at its discretion assigns employee.

The Chief Financial Officer is responsible for keeping and maintaining company records on how money is received and how it is spent. The CFO will oversee and manage the accounting department. The CFO will also directly oversee the development of ways that will maximize profit to the company. The CFO will oversee the accuracy of the payroll systems and income stated on tax returns. The CFO will vote on matters of interest to the company. As an officer of the company’s board, the CFO will participate in all board meetings and when asked, explain the financial affairs of the company as well as the financial projections for the future.

2. Effective Date/ Term

This Agreement is effective until 08/01/2010

3. Compensation

Sharon Singer shall have the following components:

a.	$3,000/month

b.	to be paid bi-monthly

c.	on the 15th (or the previous business day), and the last business day of the month

4. Benefits/ Vacation

After the first six (6) months of her employment, Sharon Singer shall have the following per calendar year:

10 days

5. Business development

The Company agrees to support employee with new business development ideas on a case by case basis. Support could include, but is not limited to, web support specific AD campaigns, advertisements, marketing and new business models.

6. Expenses

Celestial Jets will reimburse Sharon Singer for her reasonable (pre-approved by her superior), out of pocket expenses incurred in performing his/ her job. Including, but not limited to, new business development and transfer of clients.

7. Confidentiality/ Return of Materials

Sharon Singer shall keep in strictest confidence, both during after her employment, all Celestial Jets confidential information, and shall not disclose or use same for her own benefit or that of any other business or person. The Term: Confidential Information” shall mean information not generally known to the public which was disclosed or made known to or which she obtained through his/ her employment by Celestial Jets, including but not limited to customer names, information and pricing of services. Upon Celestial Jets request, and in any event upon the cessation of her employment, shall return all documents, papers, and other material in his/ her possession or control which may contain or be derived from any Confidential Information.

8. Post-Agreement Covenants

Sharon Singer acknowledges that Celestial Jets customer base must be drawn from a very limited number of people who reside nationwide in order for the Company to be successful and, further, that but for her responsibilities, Sharon Singer would not have access to Celestial Jets confidential customer lists, names and information. For a period of twelve (12) months after the cessation of her employment, shall not, directly or indirectly, solicit, encourage, or induce any Celestial Jets customer to utilize the same or similar services provided by any other company, except for any customers he/ she originates. For the same duration, agrees that she shall not solicit, encourage, induce, agree with or otherwise engage or hire any Celestial Jets employee to leave Celestial Jets employment and/ or accept employment somewhere else. Sharon Singer acknowledges Celestial Jets has agreed to pay her a percentage of Celestial Jets net profits in reliance on his/ her promises set forth in this paragraph. In the event of a claimed breach of Sharon Singer obligations hereunder, in addition to all rights and remedies available at law or in equity. Celestial Jets shall have the right to seek injunctive relief in a court of proper jurisdiction in New York, New York.

10. Miscellaneous

This agreement sets forth the entire understanding of the parties and may not be clarified, supplemented, modified, or amended except in writing signed by them. The parties have had the opportunity to carefully review, with counsel of their choosing, all of the terms and conditions of this Agreement, and understands all of them. This Agreement has been mutually drafted by the parties and there shall be no presumption that either one drafted it. This Agreement (i) was executed in New York State, (ii) shall be governed by New York State law without regard to its choice of law principles, (iii) may be executed in one or more counterparts and (iv) may bear facsimile signatures in lieu of originals. Any dispute or controversy arising out of the Agreement shall be resolved only in a court of proper jurisdiction embracing New York, New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

“The Company”
Celestial Jets, Inc.

By:	/s/ Gary Clyburn, Jr.,
Gary Clyburn Jr.
Chief Executive Officer

Date: 3/22/10

By:	/s/ Sharon Singer
Sharon Singer
Chief Financial Officer

Date: 3/21/10